                                                     Exhibit 12


                    LACLEDE GAS COMPANY AND SUBSIDIARY COMPANIES

           SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           -------------------------------------------------------------

                                        Fiscal Year Ended September 30,
                                  ----------------------------------------
                                  1997     1996     1995     1994     1993
                                  ----     ----     ----     ----     ----
                                            (Thousands of Dollars)
Income before interest
 charges and the cumulative
 effect of change in
 accounting                    $51,554  $50,771  $39,428  $38,611  $41,380

Add: Taxes based on
       utility income           17,962   18,603    9,878   12,517   14,997

     Taxes based on
       miscellaneous income        392     (205)     252      121    1,068

     One third of applicable
       rentals charged to
       operating expense
      (which approximates the
      interest factor)             294      291      288      287      284
                               -------------------------------------------
        Total Earnings         $70,202  $69,460  $49,846  $51,536  $57,729
                               ===========================================

Interest on long-term debt     $14,169  $13,939  $12,544  $12,626  $14,415
Other interest                   4,919    4,008    5,983    3,768    1,798

One-third of applicable rentals
  charged to operating expense
  (which approximates the
  interest factor)                 294      291      288      287      284
                               -------------------------------------------
   Total Fixed Charges         $19,382  $18,238  $18,815  $16,681  $16,497
                               ===========================================

Ratio of Earnings to
  Fixed Charges                   3.62     3.81     2.65     3.09     3.50





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